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                                                                 Exhibit 10(iii)
                                  TOLLAND BANK

                  SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN


         1.01 Synopsis. This document sets forth the Supplemental Executive Retirement Plan (the "Plan"), established and maintained by Tolland Bank (the "Bank") for the benefit of Joseph H. Rossi (the "Participant"). The Plan shall provide a supplemental benefit at age 65 equal to 70% of Highest Five-Year Average Compensation with a 50% offset for Social Security and a 100% offset for employer-provided benefits under other qualified retirement and non-qualified deferred compensation plans. Reduced Early Retirement benefits are payable if the Participant continues service with the Bank until at least age 50. Early Retirement benefits can commence beginning anytime after the earliest age at which Social Security benefits are payable to the Participant Subsidized Early Retirement benefits are payable if before age 65 the Participant is terminated by the Bank involuntarily and without cause (as defined). No benefits are payable on account of death, or if the Participant terminates service for cause (as defined) or competes with the Bank. Accrued benefits shall be paid from the general funds of the Bank. The Plan Administrator shall interpret and implement this Plan.

                          ELIGIBILITY AND PARTICIPATION

         2.01 Eligibility. Joseph H. Rossi shall be the only Participant hereunder.
                                    BENEFITS

         3.01 Benefits. If the Participant remains employed by the Bank until age 65, the Bank will pay to the Participant, commencing as soon as practical following Retirement, an annuity for the life of the Participant (the "Supplemental Benefit") having an annual payment equal to seventy percent (70%) multiplied by the Participant's Highest Average Compensation, reduced by the offset set forth under Section 3.02.

         Retirement is the first date on which the Participant has ceased employment with the Bank and attained age 65.

         3.02 Offset. The reduction specified in Section 3.01 shall be the sum of the following:

                  (i) 50% of the Participant's Primary Insurance Amount (as defined below);

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                  (ii) the annual amount of the Participant's benefits
(expressed as a single life annuity) under any non-qualified plan of deferred compensation maintained and funded by the Bank (other than this Plan); and

                  (iii) the annual amount of the Participant's benefits (expressed as a single life annuity) attributable to employer contributions (other than an account attributable to a salary reduction arrangement described in 401(k) of the Internal Revenue Code) from any defined benefit or defined contribution plan qualified under Section 401(a) of said Code maintained or funded by the Bank, assuming for purposes hereunder that the Participant received the amount of employer matching contributions attributable to the maximum salary reduction contributions which would have been permissible for the Participant in question to make.

         In the case of a defined contribution plan or a deferred compensation plan under (ii) or (iii) above where the Participant's benefits are expressed in the form of an individual account or an amount otherwise than as a life annuity, the Participant's benefits attributable to employer contributions shall be determined by converting the Participant's account or amount at the time of determination (including the value of any in-service distributions and loans from the account but excluding amounts attributable to rollover from another employer's plan) into an actuarially equivalent single life annuity determined in accordance with factors as then stated in any defined benefit plan maintained by the Bank or in which the Bank participates, and if there is no such defined benefit plan, in accordance with such reasonable factors as shall be determined by the Bank.

         3.03 Highest Average Compensation. The Participant's Highest Average Compensation shall be the average of the Participant's gross compensation for the five (5) calendar years (whether or not consecutive) during the Participant's last ten years of employment by the Bank in which such compensation is the highest.

         3.04 Primary Insurance Amount. The Primary Insurance Amount is the basic annual Social Security retirement benefit actually payable to the Participant (regardless of whether actually paid) at the earliest age at which the Participant's Social Security old age benefits are payable, or if at such earliest age the Participant has not then ceased employment with the Bank, then at the age at which the Participant subsequently ceases employment with the Bank. If the Participant fails to provide information to the Plan Administrator sufficient to determine the Participant's Primary Insurance Amount, then the Participant's Primary Insurance Amount shall be the maximum such amount payable under Social Security at that date. The Primary Insurance Amount shall be determined without regard to subsequent changes in the benefit, procedural or other conditions (such as but not limited to earned income) which may result in nonpayment, reduction or loss of Social Security benefits.

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         3.05 Early Retirement. If the Participant ceases employment with the
Bank after attainment of age 50, then the Participant shall receive beginning at age 65 an Early Retirement Benefit, which shall be the Supplemental Benefit set forth in Section 3.01, as reduced by the offset in Section 3.02, and as further reduced by a fraction. The numerator of said reduction fraction shall be the Participant's number of months of service with the Bank after the Effective Date and the denominator shall be the number of months of service with the Bank after the Effective Date that the Participant would have had if the Participant would have remained continuously employed with the Bank until age 65. In lieu of beginning the Early Retirement Benefit hereunder at age 65, the Participant may elect to commence to receive the Early Retirement Benefit after attainment of the earliest age at which Social Security old age benefits are payable to the Participant. If the Participant elects to so commence payment of Early Retirement Benefits before age 65, then the Early Retirement Benefit shall be reduced by 5/9 of one percent (.5555%) for each month by which the commencement precedes the month in which the Participant attains age 65.

         3.06 Disability Prior to Retirement. In the event the Participant shall become disabled, mentally or physically, which disability shall entitle the Participant to disability benefits under the Bank's group long-term disability program, the Participant will for purposes of this Plan continue during such disability to be treated as employed by the Bank (regardless of whether the Participant is in fact so employed) and continue to accrue months of service for purposes of Section 3.05. No benefits shall be payable hereunder until such time as the Participant's Bank group long-term disability benefits cease.

         3.07 Forfeiture for Cause or Competition. If the Participant's employment with the Bank terminates for cause, then the Participant shall immediately forfeit all benefits hereunder. Termination for cause shall include only termination of employment (by resignation or otherwise) on account of breach of fiduciary duty involving personal profit, willful violation of law involving moral turpitude, or willful failure to perform or adhere to explicitly stated duties after reasonable notice and an opportunity to cure such failure to perform or adhere. In addition, if within twelve (12) months following termination of employment with the Bank, while benefits are remaining to be paid hereunder, the Participant becomes an employee, director, or consultant of, or otherwise provides services to, a bank, credit union or other financial institution having a principal place of business within thirty-five (35) miles of the municipal limits of Vernon, Connecticut, then thereupon the Participant shall immediately forfeit all benefits hereunder.

         3.08 Death Benefits. There are no death benefits under this Plan. Upon the Participant's death, all benefits hereunder shall cease.

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                            ADMINISTRATIVE PROVISIONS

         4.01 Source of Benefits. Benefits shall be paid from the general assets of the Bank. No Participant or beneficiary shall have a right to a benefit hereunder greater than that of an unsecured general creditor of the Bank. Nothing herein shall be deemed to create a trust of any kind or to create any fiduciary relationship whatsoever.

         4.02 Alienation of Benefits. Benefits are not subject to alienation, anticipation or assignment by a Participant or beneficiary and are not subject to being attached or reached and applied by any creditor of the Participant.

         4.03 Withholding. The Bank reserves the right to withhold from payment of contributions or benefits such amount of income, payroll, and other taxes as the Bank determines is advisable.

         4.04 Plan Administrator. The Plan Administrator shall have discretion to operate, interpret, and implement the Plan. The Plan Administrator shall be the Bank acting through its Board of Directors, or such individual Director or Committee of Directors as the Board shall select from time to time. The Plan Administrator's decisions and determinations (including determinations of the meaning and reference of terms used in this Plan) shall be conclusive upon all persons. The Plan Administrator shall be the Named Fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         4.05 Intent. This Plan is intended to be unfunded and maintained by the Bank primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of
Section 201(2) of ERISA. Benefits are intended not to be taxable to Participants under the Internal Revenue Code of 1986 as amended (the "Code") until paid. This Plan shall be construed and interpreted in a manner consistent with the foregoing intentions.

         4.06 Governing Law. This Plan shall be governed by the law of the State of Connecticut to the extent that it is not preempted by federal law.

         4.07 Effective Date. This Plan shall be effective as of October 1,
1999.

         4.08 Plan Year. The Plan Year shall be the 12-month period ending December. The initial Plan Year shall be the period ending December 31, 1999.

         4.09 Entire Agreement. This Plan document constitutes the entire agreement of the Bank with respect to the subject matter thereof.

         4.10 Amendment or Termination. The Bank reserves the right to terminate or amend the Plan, in whole or in part, at any time.

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         4.11 No Contract of Employment. This Plan shall not constitute an express or implied contract of employment between the Bank and any Participant.

         4.12 Successors. This Plan shall be binding on any successor-in-interest of the Bank, and no agreement with respect to sale or transfer of substantially all of the assets of the Bank shall be effective unless the successor agrees to assume all liabilities hereunder.

         4.13 Enhanced Early Retirement Benefits. If at any time before attaining age 65 the Participant is terminated by the Bank without cause as defined in Section 3.07, then for purposes of Section 3.05 (regarding Early Retirement), the Participant shall be credited with months of service equal to the number the Participant would have if he had remained employed by the Bank through age 65, and the Participant may elect to commence payment of benefits, subject to a reduction of 5/9 of one percent (.5555%) for each month by which the commencement precedes the month in which the Participant actually attains age 65.

                                CLAIMS PROCEDURE

         5.01 Claims and Review. All inquiries and claims respecting the Plan shall be in writing and shall be directed to the Plan Administrator at such address as may be specified from time to time.

                  (a) Claims. In the case of a claim respecting a benefit under the Plan, a written determination allowing or denying the claim shall be furnished by the Plan Administrator to the claimant promptly upon receipt of the claim. A denial or partial denial of a claim shall be dated and signed by the Plan Administrator and shall clearly set forth: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the review procedure set forth below.

         If no written determination is furnished to the claimant within thirty
(30) days after receipt of the claim, then the claim shall be deemed denied and the thirtieth (30th) day after such receipt shall be the determination date.

                  (b) Review. A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Plan Administrator within sixty (60) days after the determination date or, if later, within sixty
(60) days after the receipt of a written notice denying the claim. Thereupon the Named Fiduciary shall appoint one or more persons who shall conduct a full and fair review, which shall include the right: (1) to be represented by a spokesman; (2) to present a written statement of facts and of the claimant's interpretation of any pertinent document, statute or regulation; and (3) to

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receive a prompt written decision clearly setting forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant and containing specific references to pertinent Plan provisions on which the decision is based. A decision shall be rendered no more than sixty (60) days after the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the claim determine that special circumstances, including the advisability of a hearing, require such extension. The Named Fiduciary may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Bank to review a claim.

         All applicable governmental regulations regarding claims and review shall be observed.

         EXECUTED this 14th day of December, 1999.

                                                TOLLAND BANK



                                                By: /s/ Robert C. Boardman
                                                    Robert C. Boardman, Director



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